Exhibit 10.4

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of February 17, 2022, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 275 Grove Street, Suite 2-200, Newton, MA 02466 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and MERSANA THERAPEUTICS, INC., a Delaware corporation with offices located at 840 Memorial Drive, Cambridge, MA 02139 (“Borrower”).
A.    Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement dated as of October 29, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;
B.    Borrower has requested that Collateral Agent and the Required Lenders modify certain provisions of the Loan Agreement regarding the undrawn Term Loans pursuant to that certain Consent Under Loan and Security Agreement dated as of February 1, 2022; and
C.    Collateral Agent and the Required Lenders have agreed to amend certain provisions of the Loan Agreement, subject to, and in accordance with, the terms and conditions set forth herein, and in reliance upon the representations and warranties set forth herein.
Agreement
    NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Required Lenders and Collateral Agent hereby agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.
2.1Section 2.2(a) (Term Loans). Section 2.2(a) of the Loan Agreement is amended and restated as follows:
“(a)    Availability.
(i)Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Term A Draw Period, to make term loans to Borrower in an aggregate amount of up to Sixty Million Dollars ($60,000,000.00) to be disbursed in an amount equal to Twenty-Five Million Dollars ($25,000,000.00) on the Effective Date according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto, with the remaining Thirty-Five Million Dollars ($35,000,000.00) available to be disbursed, upon Borrower’s request, in up to three (3) additional single advances according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans on the Effective Date and thereafter are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). Each disbursement of Term A Loans after the Effective Date shall be in an aggregate amount of at least Five Million Dollars ($5,000,000.00) and, unless the entire remaining amount of the Term A Loan Commitment will be disbursed at such disbursement, in a denomination that is a whole number multiple of Five Million Dollars ($5,000,000.00). After repayment, no Term A Loan may be re-borrowed.

(ii)Subject to the terms and conditions of this Agreement and upon Borrower’s request, the Lenders agree, severally and not jointly, during the Term B Draw Period, to make term loans to Borrower in an aggregate amount equal to Twenty Million Dollars ($20,000,000.00) and disbursed in a single advance according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.
(iii)Subject to the terms and conditions of this Agreement, the Lenders may, in their sole discretion, agree to make term loans to Borrower prior to the Amortization Date in an aggregate amount equal to Twenty Million Dollars ($20,000,000.00) in a single advance and, if made, according to a commitment schedule to be provided by the Lenders prior to the Funding Date of such term loans (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”; each Term A Loan, Term B Loan or Term C Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans and the Term C Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term C Loan may be re-borrowed.”
2.2Section 3.2 (Conditions Precedent to all Credit Extensions). Section 3.2(f) of the Loan Agreement is amended and restated as follows:
“(f)    [reserved].”
2.3Section 13 (Definitions). The defined terms “Term C Draw Period”, Term C Milestone and “Term D Loan”in Section 13 of the Loan Agreement are deleted, as well as any references to such defined terms in any Loan Document. The following defined terms in Section 13 of the Loan Agreement are amended and restated as follows:
“Amortization Date” is, November 1, 2024; provided, however, if Borrower achieves clause (b) of the defined term “Term B Milestone”, then the Amortization Date with respect to all Term Loans shall automatically be extended to November 1, 2025.
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers three (3) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement, and (C) the Permitted License Transaction, provided that all upfront payments, royalties, milestone payments or other proceeds arising from the Permitted License Transaction that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.
“Permitted License Transaction” means the transactions contemplated by that certain Research Collaboration and License Agreement dated as of February 2, 2022 between Borrower and Janssen Biotech, Inc, as the same may be amended or otherwise modified from time to time so long as any such amendment or modification (i) is not materially adverse to Borrower, (ii) is not materially adverse to Collateral Agent or Lenders, and (iii) does not encumber any Intellectual Property related to (A) [**], (B) [**], (C) [**], (D) [**], (E) [**], (F) any other discovery programs or candidates in research or (G) any other material Intellectual Property (other than other material Intellectual Property related exclusively to such Collaboration and License Agreement).

“Term B Draw Period” is the period commencing on the date of the occurrence of the Term B Milestone and ending on the earliest of (i) the date that is ninety (90) days after the occurrence of the Term B Milestone, (ii) June 30, 2023 and (iii) the occurrence of an Event of Default; provided, however, that the Term B Draw Period shall not commence if on the date of the occurrence of the Term B Milestone an Event of Default has occurred and is continuing.
“Term B Milestone” means Borrower’s delivery to Collateral Agent and Lenders of both (a) evidence, satisfactory to Collateral Agent and Lenders in their reasonable discretion, that Borrower has [**], and (b) evidence, satisfactory to Collateral Agent and Lenders in their sole but reasonable discretion, that Borrower has [**].
“Term Loan” is defined in Section 2.2(a)(iii) hereof.
2.4Schedule 1.1 (Lenders and Commitments). Schedule 1.1 of the Loan Agreement is amended and restated with Schedule 1.1 attached to this Amendment.
3.Limitation of Amendment.
3.1The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.
3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.
4.Representations and Warranties. To induce Collateral Agent and the Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Required Lenders as follows:
4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date) and (b) no Event of Default has occurred and is continuing;
4.2Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;
4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;

4.6This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.Loan Document. Borrower, Lenders and Collateral Agent agree that this Amendment shall be a Loan Document. Except as expressly set forth herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.
6.Release by Borrower.
6.1FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).
6.2In furtherance of this release, Borrower expressly acknowledges and waives the provisions of California Civil Code Section 1542 (and any similar provision under the laws of any state), which states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

6.3By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in relation to the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or Lenders with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
6.4This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.
7.Effectiveness. This Amendment shall be deemed effective as of the date hereof upon the due execution of this Amendment by the parties thereto.
8.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Delivery by electronic transmission (e.g. “.pdf”) of an executed counterpart of this Amendment shall be effective as a manually executed counterpart signature thereof.

9.Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

MERSANA THERAPEUTICS, INC.

By /s/ Brian DeSchuytner
Name: Brian DeSchuytner
Title: Chief Financial Officer and Treasurer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

LENDER:

SILICON VALLEY BANK

By /s/ Lauren Cole
Name: Lauren Cole
Title: Director

[Signature Page to First Amendment to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

	Term A Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$30,000,000.00	50%
SILICON VALLEY BANK	$30,000,000.00	50%
TOTAL	$60,000,000.00	100.00%

Term B Loans

Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$10,000,000.00	50%
SILICON VALLEY BANK	$10,000,000.00	50%
TOTAL	$20,000,000.00	100.00%
	Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$40,000,000.00	50%
SILICON VALLEY BANK	$40,000,000.00	50%
TOTAL	$80,000,000.00	100.00%